Exhibit

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of September 2003.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of September 2003.

Operational Statistics for the month of September 2003 and the comparative figures for the previous month are as follows:-

		September 2003	August 2003
1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	61.580 million	60.984 million
	— Post-paid Subscribers	32.104 million	32.011 million
	— Pre-paid Subscribers	29.476 million	28.973 million
	Aggregated Net Addition in 2003 of GSM Cellular Service Subscribers	8.115 million	7.519 million
	— Post-paid Subscribers	2.386 million	2.293 million
	— Pre-paid Subscribers	5.729 million	5.226 million
	Aggregated Number of CDMA Cellular Service Subscribers	13.343 million	12.045 million
	— Post-paid Subscribers	13.006 million	11.878 million
	— Pre-paid Subscribers (Note 3)	0.337 million	0.167 million
	Aggregated Net Addition in 2003 of CDMA Cellular Service Subscribers	7.098 million	5.800 million
	— Post-paid Subscribers	6.761 million	5.633 million
	— Pre-paid Subscribers (Note 3)	0.337 million	0.167 million
2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2003 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	5.5867 billion	4.8301 billion
	— Domestic Long Distance	5.4960 billion	4.7501 billion
	— International, Hong Kong, Macau & Taiwan Long Distance	0.0907 billion	0.0800 billion
	Aggregated Usage Volume in 2003 of Outgoing Calls of IP Telephone (minutes)	8.1262 billion	7.1056 billion
	— Domestic Long Distance	8.0162 billion	7.0086 billion
	— International, Hong Kong, Macau & Taiwan Long Distance	0.1100 billion	0.0970 billion
3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	11.249 million	10.922 million
4.	PAGING SERVICES:
	Aggregated Number of Paging Subscribers	10.794 million	11.534 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of August 2003 and September 2003 are aggregated data reported at 24:00 on 31 August 2003 and 30 September 2003 respectively.

2.                       The accounting periods of all Aggregated Net Additions in 2003 and all Aggregated Usage Volumes in 2003 for the months of August and September 2003 are the period commencing from 0:00 on 1 January 2003 to 24:00 on 31 August 2003 and the period commencing from 0:00 on 1 January 2003 to 24:00 on 30 September 2003 respectively.

3.                       CDMA prepaid service was only launched in July 2003. Up to September 2003, CDMA prepaid service has already been launched in cities and provinces including Beijing, Tianjian, Jilin, Heilongjiang, Anhui, Jiangxi, Shandong, Hubei, Guangdong, Guangxi, Chongqing, Sichuan and Xinjiang.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of August and September 2003 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 17 October 2003